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                                                              Exhibit 4(b)(ii).2

                   OPERATION AND MAINTENANCE SUPPORT AGREEMENT

by and between
                            EuroTel Bratislava, a.s.,

and
                         Comverse Network Systems , Inc.

for
     provision of Technical Support Services of EuroTel's Voice Mail System
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                               Table of contents

1. DEFINITIONS...............................................................4

2. LIST OF APPENDICES........................................................5

3. PURPOSE OF THE AGREEMENT..................................................6

4. SCOPE OF THE AGREEMENT....................................................6

5. TERMS OF PAYMENT..........................................................6

6. DURATION AND TERMINATION..................................................7

7. LIMITATION OF LIABILITY...................................................7

8. FORCE MAJEURE.............................................................8

9. GENERAL OBLIGATIONS.......................................................8

10. EXCLUDED EQUIPMENT......................................................10

11. LIQUIDATED DAMAGES......................................................10

12. GOVERNMENT REGULATIONS..................................................12

13. CONFIDENTIALITY.........................................................12

14. Applicable Law..........................................................13

15. Arbitration.............................................................13

16. INDEMNIFICATION OF EMPLOYEE NEGLIGENCE..................................13

17. FINAL PROVISIONS........................................................13


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             This Agreement is made and entered into by and between

                            EuroTel Bratislava, a.s.,
                 Karpatska 8, 81105 Bratislava, Slovak Republic

                    (hereinafter referred to as "Purchaser").

                                       and

                         Comverse Network Systems Inc.,
          100 Quannapowitt Parkway, Wakefield, Massachusetts 01880, USA

                    (hereinafter referred to as "Supplier") ,

  Purchaser and Supplier are hereinafter called the "Party" or collectively the
                                   "Parties".

WHEREAS The Purchaser has requested Supplier to provide Technical Support Services for his Voice Mail System.


WHEREAS Supplier wishes to provide such services for the Purchaser in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth the parties hereby agree as follows:


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2     DEFINITIONS

The following expressions shall have the meaning hereby assigned to them unless the context obviously requires otherwise:

"Framework Contract" shall mean the "Framework contract for the supply and procurement of the VMS and complementary services" entered by and into between the Parties hereto dated, XX.XX.XX

"This Agreement" shall mean this Technical Support Agreement and all its appendices as well as any amendments that may subsequently be agreed upon between the Parties in writing.

"Purchaser" shall mean EuroTel Bratislava, a.s.

"Supplier" or "CNS" shall mean Comverse Network Systems, Inc.

"TAC" shall mean Supplier's Technical Assistance Center

"Party" shall mean either Purchaser or Supplier.

"Parties" shall mean collectively the Purchaser and Supplier.

"Hardware" shall mean equipment, firmware and other items of the System supplied by CNS or one of its affiliated companies


"System" shall mean the Voice Mail System delivered by the Supplier to the Purchaser and any extensions thereof acquired under the Framework Contract (including Software updates and upgrades) supplied by CNS or its affiliated companies.

"Maintenance Team" shall mean a group of Purchaser's technicians trained and certified in the maintenance of the Hardware and Software and having the full competence to support the delivered System.

"System Expert" shall mean the Supplier's engineers having the full and needed competence in handling and solving all possible deficiencies in the delivered system.

"Working day" shall mean a normal eight (8) hours working day in Slovak
Republic.

"Normal working hours" shall mean 8:30 to 17:00 local time, Monday to Friday, Slovak statutory holidays excluded as specified in Appendix 14 - Statutory Holidays.

"System Services" shall mean the services described in Appendices.

"Trouble Report Form" (TR) shall mean the report compiled by the Purchaser and transmitted to the Supplier in order to indicate a fault or a problem related to the System.

"Trouble Report Answer" shall mean the Supplier's answer to the Trouble Report Form provided to the Purchaser.

"Top Ten List" shall mean the priority list of the Trouble Reports. The Top Ten List shall be mutually agreed upon between the Parties.

"Unit" shall mean a part of the equipment delivered by the Supplier under the Framework contract

"Liaison officer" shall mean a duly authorized person of a Party acting as contact between the Parties.

"VMS" shall mean Voice Mail System

"Normal Operational Condition" shall mean the Supplier's Application Software operates and performs in accordance with the contractual specification, fulfilling committed availability data.

"Site" shall mean physical location in the Slovak Republic where System is installed - Krajinska cesta 59, 900 21 Svaty Jur, Slovak Republic

"Critical function" shall mean a function without which the system cannot perform one or more essential services or features


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"Critical problem" shall mean a condition (i) that results in a complete system failure, (ii) that creates a condition which affects the proper performance of one or more critical functions of the system, or (iii) that results in the loss of 50% of ports

"Major problem" shall mean a condition (i) that affects the proper performance of one or more critical functions of the system, but which can be circumvented or avoided on temporary basis, (ii) that severely impairs system administration or major maintenance functions, (iii) that results in a significant increase in complaints from end-users (iv) hardware or software faults resulting in intermittent failure of any subscriber service, or (v) system element restarts and/or resets resulting in loss of some subscriber function or service

"Minor problem" shall mean a condition that is not Critical or Major. These are failures that do not affect the system's ability to process calls or collect revenue, or transient errors, or other anomalies that have little or no effect on the system overall ability

"Critical Part" - shall mean a part for which no additional replacement parts are available in the Purchaser's spare parts stock as a result of regular maintenance activities.

"Response time" shall mean the time interval from Purchaser notification of a problem to CNS TAC to the beginning of CNS's analysis of the problem

"Software" shall mean the machine executable object version of the software supplied by CNS, excluding software supplied with OEM equipment that is not related to applications provided by CNS

"Software Maintenance Release (software updates)"shall mean a release that remedies existing software problems. Software Maintenance Releases shall be made available by CNS from time to time as CNS determines is appropriate to maintain the efficacy of the System. "Software upgrade" shall mean a new release of software that significantly improves product functionality and capabilities

"FRU" shall mean Field Replaceable Unit - usually refers to a board or module

"Tier I Support: Administration" shall mean User Level. This most basic system support level is provided by the Purchaser. Some examples of responsibilities at this level are subscriber provisioning and administration, basic system administration and monitoring of system unit status. Tier I Support also includes responsibility for maintaining a system log of problems and actions taken; responsibility for report generation, verification of system problems and connecting communication devices for remote access to the system. Personnel responsible for I Support are not required to have attended technical training courses.

"Tier II Support: Site Operation" shall mean First Level Maintenance. This level of maintenance includes responsibility for providing on-site remedial support required to swap FRUs, modifying system set-up and assisting in remote software update installation. This level of support also includes responsibility for implementing recommended preventive maintenance actions, visual inspection of system components, periodic activation of file integrity and fault location and clearing. Tier II personnel are also responsible for performing regular system backups of critical data and databases. This level of support is performed by certified technical personnel who have graduated from a Trilogue(R) INfinity(TM) basic maintenance course. Tier II support is performed by the Purchaser or distributor site maintenance personnel and may optionally be provided by CNS personnel.

"Tier III Support" shall mean Second Level Maintenance. Remote problem analysis and resolution are provided via this centralized support facility responsible for high level system maintenance. In cases where Tier II personnel are unable to resolve a problem and remote support attempts fail, a Tier III support engineer is dispatched to the site. Responsibilities of Tier III support personnel include system installations, expansions, system upgrades, application support and on-site training. The Technical Assistance Center also operates a Hot Line and a Help Desk and maintains an inventory of spare parts in several hubs world-wide. This maintenance level is provided by CNS offices or subsidiaries.

3     LIST OF APPENDICES

  1  CHARGES FOR THE SYSTEM SERVICES
  2  SEVERITY LEVELS, RESPONSE AND RESOLUTION TIMES
  3  SOFTWARE SUPPORT SERVICE
  4  HARDWARE MAINTENANCE AND SUPPORT SERVICE
  5 EMERGENCY SERVICE / HOT LINE TAC (TECHNICAL ASSISTANCE SERVICE) 6 HELP LINE SERVICE


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  7  OPTIONAL SERVICES
  8  TROUBLE REPORT SERVICE
  9  TROUBLE REPORT FORM
 10  PROBLEM INVESTIGATION PROCESS
 11  ESCALATION PROCEDURE
 12  OPERATIONAL PERFORMANCE MONTHLY DISTURBANCE REPORT
 13  CONTACT ADDRESSES AND TELEPHONE NUMBERS
 14  STATUTORY HOLIDAYS
 15  HW AND SW COVERED BY THIS CONTRACT

4     PURPOSE OF THE AGREEMENT

The purpose of this Agreement is to set out the terms and conditions under which the Supplier shall perform Service Max Services specified in this Agreement in respect of the Hardware and Software or parts thereof purchased by the Purchaser under the Framework Contract and specified in Appendix 15.The prices of the services hereunder are listed in Appendix 1 of this Agreement.

5     SCOPE OF THE AGREEMENT

The Supplier shall supply the Purchaser with the following System Services:

Support HW&SW Services - the Supplier undertakes to provide Support Service as described in Appendix 3 - 4

Emergency Service - the Supplier undertakes to provide Emergency Service as described in Appendix 5;

Help Line Service - the Supplier undertakes to provide Help Line Service as described in Appendix 6;

In addition to the System Services mentioned above, Optional Services, as stated in Appendix 7 may be offered. These Services shall be specified on request by the Supplier.

Trouble Report Service - the Supplier undertakes to provide Problem Report Service as described in Appendix 8;

Notwithstanding the said before the ordering of Optional Services take place by defining the type of Service, the starting date and the duration of the service by placing a purchase order by a duly authorized representative of Purchaser.

To be able to provide the Optional Services on time, an order of services with duration longer than one ( 1 ) week shall be supplied two (2 ) months in advance.

A request for a short term Service, i.e., a time period less than one ( 1 ) week shall be placed 30 working days in advance.

Supplier shall always react for a Service request from Purchaser as soon as possible but not later than within defined response time in accordance with this Agreement.

Hardware and Software covered by the services as mentioned above shall be listed in Appendix 15 hereto. Any new HW or SW purchased by the Purchaser will be automatically added to the Appendix 15 and will be covered by this Agreement

Every month a high priority list (Top Ten List) will be assembled. This list is based on both Parties' opinion about the priorities on current technical matters.

A Regular Meeting (RM) is planned to take place quarterly between Supplier and Purchaser. Additional meetings can be requested by the Purchaser. At this meeting issues, such as System performance, progress on different technical matters, Problem Report status and the latest Top Ten List will be discussed.

The warranty of Hardware and Software is according to the Framework Contract.

6     TERMS OF PAYMENT

Payments shall be made against the Supplier's invoice in accordance with paragraphs below and Appendix 1 of this Agreement.


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Payment of the Service Package agreed to be provided during warranty period
(Comprehensive Warranty Supplement Package) will be according to payment terms specified in Framework Contract.

Payments of the Service Packages (as specified in Appendix 1) chosen by the Purchaser after the post-warranty period shall be made against the Supplier's invoice quarterly. Invoicing date is the last day of each quarter in advance. Invoices are to be issued within 15 days of next quarter. Invoices will come due within 35 calendar days of the invoice date.

Services not included in the Service packages will be invoiced after delivery of such services. If duration of such a Service is longer than one month, this Service will be invoiced at the end of each month and will be paid within 35 calendar days of the invoice date.


All prices are quoted and all payments shall be made in United States Dollars. Prices do not include any customs, duties, value-added tax, income tax or any other assessment levied by authorities in the Slovak Republic. Any such amounts levied, whether withheld at source or otherwise, will be added to the quoted prices.

The Customer shall be responsible for custom clearance in Slovak Republic. The shipment of parts must conform with the Return Material Authorization ("RMA") procedures described Appendix 4, section 8.

7     DURATION AND TERMINATION

This Agreement shall come into force on the last date it has been signed by the Parties and shall be deemed to be effective from the final date of singing of the Agreement. Warranty will begin on 01.06.98 for the first System.

This Agreement shall expire on the 31.5.2001 unless earlier terminated as provided herein. The term of this Agreement shall be automatically renewed for successive one (1) year (after the expiration date) terms unless terminated by either Party in writing not later than three (3) months prior to the expiration of the current term.

Either Party may at any time by notice in writing terminate the Agreement with immediate effect without compensation to the other if the other Party has passed a resolution, or any competent court has made an order, that the other Party shall be wound up or if a trustee in bankruptcy, liquidator, or receiver shall be appointed and such order/appointment is not revoked within thirty (30) days.

Unless otherwise provided for in this Agreement, this Agreement may be terminated by either party upon ninety (90) days prior written notice if the other party becomes insolvent or unable to pay its debts in the ordinary course of its business.

Either Party may by written notification terminate this Agreement with immediate effect if the other Party has committed a substantial breach of the Agreement, and not rectified the same within 90 days after receipt of written notification from the other Party specifying the breach.

If, of any reason, Supplier decides to not support the delivered System anymore and wants to terminate this Agreement Supplier will:

o     grant Purchaser the right to continue to use Supplier's Software.
o pay back to Purchaser the remaining part of the Maintenance and Support charges that Purchaser have paid in advance
o offer Purchaser training in agreed scope in order to give Purchaser enough knowledge to handle the System.
o initiate negotiation of Parties, view to the undertaking of the Supplier in the Supply Contract to deliver related spare parts to the delivered equipment/system for the period of eight (8) years of the date of its commencments, with the purpose to find the manner and agreement about the further support of the delivered system in the event of any Supplier's intention to terminate the production of the equipment in question.

8     LIMITATION OF LIABILITY


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7.1 Parties liability for direct damages caused by its willful or reckless conduct shall be unlimited.

7.2 Parties liability for direct damages resulting from injury to persons or property caused by its negligence shall be limited to US$1 million per incident and US$10 million in the aggregate.

7.3 Supplier's liability for all direct damages to Purchaser caused by implementation of software updates improperly installed by Supplier on the System shall be limited to 50% of the aggregate of the annual charge paid by Purchaser under this Agreement.

7.4 Except as stated in subsections (a) and (b) above, in no event will Supplier's total liability for damages in actions based on contract, tort (including negligence) or any other legal theory arising out of or in connection with this Agreement, or relating to the use or performance of the System, exceed 20% of the aggregate of the annual charge paid by Purchaser under this Agreement.

7.5 Under no circumstances shall Supplier be liable for indirect, consequential or punitive damages under any theory of liability.

9     FORCE MAJEURE

The following examples (without limitation to them) of circumstances beyond the control of the Parties are to be regarded as grounds for relief if they occur after the date of signature of this Agreement, or if they occurred before the date of signature of this Agreement and the consequences thereof could not have been foreseen before said date and performance of this Agreement is thereby prevented or delayed:

o natural disasters, such as lightning, earthquake, flood, hurricane, wind and the like;
o     fires, explosion, epidemics;
o     acts of governments;
o war and other hostilities (whether war be declared or not), invasion, acts of foreign enemies, mobilization, requisition or embargo;
o rebellion, revolution, insurrection, military or usurped power, civil war and terrorist activity;
o     riot, commotion or disorder,

To gain the right to adduce grounds for relief as above, the Party prevented to render performance under this Agreement shall notify the other Party in writing that a circumstance which can be adduced as ground for relief is in existence. Said notice shall also indicate the expectable delay in fulfilling the contractual obligations of the Party, if it can be assumed at that time.

When a ground for relief ceases to exist, the other Party shall be notified accordingly and shall also be informed, if possibly, as to when measures that were postponed by reason of the ground for relief will be implemented.

After the Force Majeure circumstances termination, the delayed Party shall be obliged to make every reasonable effort to reduce any delay caused by a Force Majeure event and shall re-commence the implementation of the work without any further delay after having been instructed by the other Party to do so.

If a delay in performance, due to a reason caused by a Force Majeure event, as foresaid, lasts for a period of more than ninety (90) days, the Parties shall negotiate the suitable modification of this Agreement. In case the Parties cannot come to an agreement, within fifteen ( 15) days from the expire of said ninety day period either Party shall be entitled to serve upon the other Party a one ( 1 ) month notice to terminate the Agreement. If at the expire of such one ( 1 ) month period the Force Majeure event will still continue the Agreement shall, by virtue of this Section terminate.

10    GENERAL OBLIGATIONS

9.1 General Purchaser's Obligations

In order for the Supplier to be able to supply the System Services to the Purchaser, the Purchaser must conduct the following:

o The Purchaser shall carry out the recommended operation and maintenance of the System following the appropriate documentation and seek to remedy all faults that can be reasonably remedied and handle problems that can reasonably be handled without expert assistance from the Supplier.


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o     The Purchaser shall seek to ensure that their maintenance personnel are sufficient in number and are of an adequate level of competence in order to carry out the Purchasers obligations stipulated in this Article 10. The personnel should participate in training programs equivalent to the Suppliers recommended training path for operation and maintenance personnel and they should have adequate on-site experience.
o The Supplier will be informed in advance of major changes to the System, to ensure that appropriate personnel are available to support the System and to enable Supplier to evaluate the effect of the change.
o Purchaser will provide CNS's personnel 24 hours physical and remote access to the equipment and software, as required for the purpose of providing services. The Purchaser will also provide all necessary assistance required by visiting CNS personnel. If necessary, Purchaser will provide CNS's personnel suitable working space in close proximity to the equipment.
o The Purchaser shall be responsible for the appointment of suitable personnel for the purpose of liaison with the Supplier relating to the System Services. Purchaser will designate as its System Supervisor an English-speaking, appropriately qualified person who has been trained and certified by CNS for System operation, administration, and system maintenance. The Supervisor will serve as the primary point of contact with CNS for all service activities included in this Plan.
o The Purchaser shall be responsible for providing the emergency System expert with access to the System whilst on-site emergency support is provided by Supplier.
o The Purchaser shall be responsible for purchasing spare parts as recommended by Supplier, for locating such spare parts appropriately, and for maintaining an adequate quantity of parts. Supplier personnel will not carry spare parts to the Supplier's site, but will utilize the Purchaser's spare parts to resolve of problems.
o Purchaser is responsible for all System administration and provisioning such as, but not limited to, the setup of applications, mailbox setup, recordings, printing reports, billing, performing backups.
o Purchaser will provide such means of communication as may reasonably be requested by CNS for the purpose of:
      o remote access - establishing a data communication link with CNS for use in remote diagnosis, support of the system and SW downloads.
      o system testing - needed to repair and test the equipment or to verify complaints.
      o consultation - telephone lines needed to establish voice or fax communication with CNS's support centers.
o Purchaser will monitor the System's operation on a 24-hour basis and will make appropriate arrangements to notify the System Supervisor and/or CNS service center in case of system alarms or system outages
o Purchaser is responsible for all electrical work external to the system o The Purchaser is required to perform standard Tier I and Tier II system provisioning, administration services, routine and preventive maintenance such as, but not limited to:
      o keeping system problems log, collecting, verifying and reporting information about system problems, printing and forwarding system log information, performing backups etc.
      o Purchaser is responsible for all reasonable actions required to investigate and verify existence of a Purchaser reported system problem and to ascertain conditions under which the problem may be duplicated
      o     perform scheduled Preventive Maintenance
      o trouble Location and Clearing activity as documented in system manuals and included in CNS training
      o responding to subscriber service requests and verifying subscriber database information
      o     performing subscriber database backup
      o producing performance reports and other service or subscriber related reports
      o     weekly checking the application operator log for errors
      o     weekly checking of the disk space and disk error counts
      o investigation of the faults relating to the interconnection between Supplier's application software and other Purchaser's systems
      o     system statistics generation and monitoring

Except for Emergency situations, on-site access, if required, will be allowed upon a signed request for Supplier's access by Purchaser's liasion officer. Any actions beyond the approved scope of work shall be mutually agreed upon by the parties.

9.2 General Supplier's Obligations

In order for the Supplier to provide agreed services in this Agreement, the Supplier must conduct the following:


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o     The Supplier undertakes to have a test plant (Currently situated in
      Israel) with adequate equipment for the Application System Support.

o The Supplier shall seek to ensure that their personnel are sufficient in number and are of an adequate level of competence in order to carry out the Supplier's obligations stipulated in this Article 9.

o The Supplier undertakes to have personnel with expert knowledge of the Hardware and Software listed in the Appendix 15.

o The Supplier will have a group of technicians with adequate level of competence, that can be contacted by pager or mobile telephone. This Emergency Service group shall respond and act to the emergency call within the time limits specified in Apendix 2.

o The TAC group is trained in the handling and recovery of all versions of the System equipment.

o The Emergency Service group has an access to a number of specialized groups with specific knowledge, that can also be contacted 24 hours a day.

o The Supplier shall be responsible for the appointment of suitable personnel for the purpose of liaison with the Purchaser matters related to the System Services.

o The Supplier shall be responsible for setting up a Disturbance Investigation Group (DIG) which cooperates with Purchaser's Liaison Officer after an Emergency Situation occurred in order to find the reason and solution for the disturbance.

9.3 Access to the System

Each access (local/remote) to the System provided by Supplier's engineer will be documented and in written delivered to the Purchaser. Procedure will be as follows:

      o If access to the System is required, Purchaser's engineer appointed will be contacted.
      o Written description about what is planned to do, effect on the system and its performance, effected processes, expected downtime and other important information will be sent to Purchaser's engineer prior the actions.
      o Any planned changes to be done on the System level of Service will be performed only after written approval by Purchaser's engineer. In case of a Critical fault, this approval will be done verbal by a Purchaser certified personnel. During the actions, changes or improvements in the System, Purchaser's engineer will be on the site to support Supplier's personnel, if required.
      o Within 24 hour from the end of the action Supplier engineer will prepare written report, where will be stated what actually was done, actual system downtime (if any) and if there were any problems (if yes, than their clarifications). The name of the Suppliers engineer who did the actions will be stated as well and it will be sent to the Purchaser's engineer.

Above mentioned procedure will not to apply in emergency situation, when access procedures will be mutually agreed between Supplier's and Purchaser's engineer to resolve emergency situation as soon as possible.

11    EXCLUDED EQUIPMENT

This Agreement shall not apply to any failure caused by modification of the Hardware or Software without the Suppliers written approval, unless otherwise agreed.

12    Liquidated Damages

1. Customer and CNS will evaluate the quality of the support services provided under this Agreement by measuring the System availability. The target is to minimize Down -Time to twenty (20) hours or less per year, per System.

      For purposes of this Agreement, "System Unit" shall mean a unit of a System that is used to serve a certain number or group of subscribers, which subscribers are served exclusively or primarily by such unit of the System.

      For purposes of this Agreement, "Down-Time" shall mean the period of time, commencing from the time a valid Problem Report is recorded, during which a System Unit failure, which failure prevents the subscribers served by such System Unit from accessing and utilizing the System, exists and remains unresolved, excluding periods during which the Product Unit or any feature of the Product Unit is intentionally brought out of service, for reasons such as planned maintenance, upgrades or similar, related or other reasons.


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      The amount of Down-Time shall be calculated as follows:

                 Hours x Number of Subscribers Served by Failed System Unit
                  Total number of Subscribers Served by System

2. Liquidated Damages for Down-Time

      If the aggregate Down-Time in the year covered by this Agreement exceeds the said maximum level of twenty (20) hours in such year for reasons caused by CNS, Customer will be entitled to liquidated damages, as its sole and exclusive remedy for such Down-Time, equal to 0.5% of the total Annual Support Fee payments actually received by CNS from the Customer in respect of the relevant year, pursuant to this Agreement, for each hour above the said yearly maximum target of twenty (20) hours, in accordance with and subject to the following terms and conditions:

a. The total aggregate amount of damages and penalties payable by CNS under this Agreement will be limited to a maximum ceiling in an amount equal to ten (10%) percent of the total Annual Support Fee payments actually received by CNS from the Customer pursuant to this Agreement, in respect of the relevant year, in respect of the relevant System Unit that caused the excess Down-Time.

b. The amount of liquidated damages to be paid by Comverse will be calculated by Supplier and confirmed by Purchase at the end of each calendar year.

c. All damages and penalty amounts payable by CNS under this Agreement shall be paid solely in the form of a credit against the next Support Fee payments due from the Customer under this Agreement and any renewal term hereof.

d. For purposes of this Section and the calculation of damages and penalties hereunder, Down-Time shall not include: in the event that on-site support is provided by CNS, the reasonable travel time of the CNS personnel sent to diagnose and/or repair the System.


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e.    CNS will not be responsible for any Down-Time and Customer will not be entitled to any damages or penalties under this Agreement if:

      (A) the Customer fails to (i) fulfill its obligations under this Agreement, (ii) to provide CNS with accurate and complete information regarding a Down-Time event, (iii) use and properly care for the System in accordance with the manufacturer's instructions, (iv) open and maintain a suitable, unrestricted and continuous modem or other digital remote access connection between the System and CNS's customer technical support facility, (v) open and maintain a suitable voice link (continuous in the case of Critical and Major Problems) between CNS's customer technical support engineers and English-speaking, appropriately qualified and CNS-certified Customer Engineers at the System site, (vi) provide CNS personnel, who are sent to diagnose and/or repair the System, with unrestricted twenty-four (24) hour physical access to the System site(s) and to the System and with an English-speaking, appropriately qualified and CNS-certified Customer Engineer who shall accompany and assist the said CNS personnel at the System site(s); (vii) fully and completely cooperate with CNS in the problem identification, diagnosis and analysis process, or (viii) provide all reasonable or necessary assistance required by CNS personnel, who are sent to diagnose and/or repair the System, including suitable working space in close proximity to the System, reasonable means of communication (including telephone lines, faxes, and cellular telephones), data communication links for use in remote diagnosis and downloads, and such other assistance and facilities as may reasonably be requested by CNS;

      (B) the System is subjected to any (i) accident, neglect or misuse; (ii) failure of or defect in electrical power, external electrical circuitry, air-conditioning or humidity control; (iii) electrical static discharges;
      (iv) use in conjunction with software, equipment or spare parts not provided by CNS or approved in writing by CNS; (e) unusual operational or environmental stress; or (f) modification, adjustment, repair, service or installation by any party other than CNS or persons authorized in writing by CNS; or

      (C) such Down-Time results from or is related to, in whole or in part, an event of Force Majeure.

      3. Supplier will provide Down Time report within two weeks of problem resolution. Report will be verified and confirmed by Purchaser within one week.

13    GOVERNMENT REGULATIONS

Each Party hereto shall be solely responsible for complying with the applicable legislation of the Slovak Republic when performing their obligations and activities under or in connection with this Agreement. Without limiting the generality of the foregoing, each Party shall be responsible for compliance with the applicable personal income tax, social security and similar regulations applicable to its activities hereunder. The parties agree that the employees of each Party shall not be deemed by reason of this Agreement or otherwise to be employees of the other Party.

Each Party hereto agrees not to export or import, any Hardware or Software to any country without obtaining required licenses and permits and complying with all necessary export controls that may be required under any applicable legislation.

14    CONFIDENTIALITY

As agreed in Supply Contract each Party shall not disclose to third parties nor use for any other purpose other than for the proper fulfillment of the purpose of this Agreement any technical or commercial information received from the other Party.

Except as provided below in this Article, the receiving Party of such confidential information agrees to treat the same as strictly confidential and shall not divulge, directly or indirectly, to any other person, firm, corporation, association or entity, for any purpose whatsoever, confidential information so received, and shall not make use of or copy such confidential information, except for the purpose of this Agreement. Such confidential information may be disclosed only to such of the employees, consultants and subcontractors of the receiving Party who reasonably require access to such information for the purpose for which it was disclosed and who have secrecy obligations to the receiving Party. This commitment shall impose no obligation upon either Party with respect to any portion of such information that:

o     was known to the receiving Party prior to its receipt from the other
      Party;


                                                                            12 |

o is now or which (through no act of failure on the Part of the receiving Party) becomes generally known;
o is supplied to the receiving Party by a third party which the receiving Party in good faith believes is free to make such disclosure and without restriction on disclosure;
o is disclosed by the disclosing Party to third party generally, without restriction on disclosure;
o is independently developed by the receiving Party without use of any confidential information provided by the disclosing Party.

The obligation of confidentiality set out in this Article shall survive the termination or expiration of this Agreement for a period of five (5) years.

15    Applicable Law

The Contract shall be governed, construed and interpreted in accordance with Austrian Law, and any difference or dispute arising out of relating to this Agreement shall be resolved in accordance with Austrian Law.

16    Arbitration

All disputes, differences or questions between the parties with respect to any matters arising out of or relating to the Agreement shall be finally settled under the ICC Rules of Conciliation and Arbitration of the International Chamber of Commerce in Vienna, by three (3) arbitrators appointed in accordance with the same rules. The proceedings shall be carried out in English.

17    INDEMNIFICATION OF EMPLOYEE NEGLIGENCE

Supplier and Purchaser agree to indemnify and have each other harmless from and against all damage or injury (including death) to property or person resulting from the willful or negligent acts or omissions of their respective officers, employees, agents, contractors or subcontractors in connection with the performance of this Agreement.

18    FINAL PROVISIONS

Supplier may use reliable sub-Suppliers and subcontractors in the performance of its obligations hereunder, provided that (a) Supplier shall be and remain fully responsible towards the Purchaser for Supplier's obligations under this Agreement, and (b) Purchaser shall have the right to approve sub-Suppliers and subcontractors selected by Supplier, such approval not to be unreasonably withheld.

Neither Party may assign or transfer to any third party, without the prior written consent of the other Party, this Agreement or any of such Party's share or interest therein.

In the event this Agreement is translated into any other language, the English language version hereof shall take precedence and control the interpretation hereof.

IN WITNESS WHEREOF this Operation and Maintenance Support Agreement has been signed by the duly authorized representatives of each Party hereto in two originals and the Parties have taken one each.


                                                                            13 |

Purchaser                                      Supplier

by:                                            by:

date:                                          date:
place:                                         place:


                                                                            14 |

                                                                      APPENDIX 1

                         CHARGES FOR THE SYSTEM SERVICES

1.    Warranty period

During extended warranty period (24 months) from the ATP or Comission date whatever comes first will Supplier provide for Purchaser services included in the ServiceMax Package.

This package includes:
o     SW support service (SW maintenance & SW update releases)
o     Help line services
o     Technical Assistance Center (TAC) services
o     HW fix and replacement
o     Emergency Service / Hot Line Technical Assistance Service

2. Maintenance Period / after warranty period /

After the 24 months warranty period Purchaser agree to purchase the following available Support Services

2.1 ServiceMax Package

This package includes:
o     SW support service (SW maintenance & SW update releases)
o     Help line services
o     Technical Assistance Center (TAC) services
o HW fix and replacement & Express Critical Part replacement. (HW support and maintenance service)
o     Emergency Service / Hot Line Technical Assistance Service
o     On-Site Support

Annual Fee: 12% of the System Value plus $12,000 per site.
System Value excludes installation, warranty and spare parts.
System Value will be before discounts made to the Purchaser.

3.    Charges for additional services

3.1. Call out fee for Labor Services

is charged during

normal working hours*               US $ 1,910
night and weekend*                  US $ 3,510

excluding traveling days. The call out fee includes accommodation costs, daily allowances and excludes travelling costs.
Travelling costs will be charged against receipts provided by the Supplier. Flights will be at economy class only.
* daily fees

3.2 Software upgrade packages

Fee for Software upgrade packages will be quoted upon request.

3.3 Emergency Parts Handling fees

Fee for emergency parts handling is $500 per shipment excluding shipment costs...

3.4 Training - will be quoted upon request

4. Discounts - will be quoted upon request


                                                                            15 |

                                                                      APPENDIX 2

                 SEVERITY LEVELS, RESPONSE AND RESOLUTION TIMES

1.    Severity Levels

The following severity levels are defined and mutually agreed by Parties. The Purchaser shall refer to these in order to allocate an initial severity level to a call, and to determine whether a problem is covered by emergency support.

The final severity level will be determined by the Parties.

1.1 Critical Problem - this severity level is used when one of the following cases happens:

          ------------------------------------------------------------------
              1.      50% of  the  speech  or  Signaling  lines  are
                      faulty
          ------------------------------------------------------------------
              2.      Both HUBs are down (no network)
          ------------------------------------------------------------------
              3.      Both ISMSCs are down
          ------------------------------------------------------------------
              4.      Both TRMs are down
          ------------------------------------------------------------------
              5.      The MSU is down
                      (the 2 CCM or/and the 2 DDR are down)
                      or 1 CCM and/or 1 DDR are down in a non redundant MSU.
          ------------------------------------------------------------------

1.2 Major Problem - this severity level is used when one of the following cases happens:

          ------------------------------------------------------------------
             1.      One CCS is down (the system is redundant)
          ------------------------------------------------------------------
             2.     One HUB is down (the system is redundant)
          ------------------------------------------------------------------
             3.     One ISMSC is down (the system is redundant)
          ------------------------------------------------------------------
             4.     One TRM is down (the system is redundant)
          ------------------------------------------------------------------
             5.     At least one of the CCM or DDR  redundant  unit is down
          ------------------------------------------------------------------
             6.     2 MMUs are down
          ------------------------------------------------------------------
             7.     The Alarm Processor is down
          ------------------------------------------------------------------

1.3 Minor problem - this severity level is used when one of the following cases happens

          ------------------------------------------------------------------
             1.     Q.R. (Quick Recovery) of MMU / MSU
          ------------------------------------------------------------------
             2.     Activity reports in TRM are not working
          ------------------------------------------------------------------
             3.     Reload of signaling cards in CCS
          ------------------------------------------------------------------
             4.     Manuals are missing
          ------------------------------------------------------------------
             5.     At least one of the CCM or DDR  redundant  unit is down
          ------------------------------------------------------------------

2. Response and Resolution Times

Response time is defined as:
o A call-back by a qualified support engineer for the purpose of acknowledging or resolving the problem.

Resolution is defined as:
o     fixing the problem
o or a temporary measure that can include a work-around that will reduce or eliminate the impact of the problem until a formal fix is available.
o     the answer to a technical problem or query

A Critical problem that can be circumvented or avoided on a temporary basis will be considered a major problem The resolution time for the reduced problem will be according to its level (Critical, Major or Minor).


                                                                            16 |

The response and resolution times for defined severity levels is agreed as follows:

--------------------------------------------------------------------------------
  Severity Level   Response Time   Resolution
--------------------------------------------------------------------------------
  Critical          15 minutes     10 hours for 90% of the annual
                                   cases and 24 hours for the remaining 10% of
                                   the cases.
--------------------------------------------------------------------------------
  Major             2 hours        14  days  for  80%  of  the  annual
                                   cases and 30 days for the  remaining  20%
                                   of the cases
--------------------------------------------------------------------------------
  Minor             1 working day  Next SW Release
--------------------------------------------------------------------------------

The above times are not applicable if remote access is not available.

An annual meeting will be held in the event which Supplier does not fulfill the Resolution Times specified above in order to determine reason.

For problems that cannot be recreated in Supplier's test environment or on the Purchaser's site, then Supplier and the Purchaser will agree on a plan prepared by Supplier, with input from the Purchaser, which identifies the resources, activities and commitments to resolve the problem.

The Supplier undertakes to have the practical arrangements enabling the experts in the Emergency Service group to be available for an immediate departure within three hours from their home area, if on-site support required

3. Problem Resolution

Supplier shall use its best efforts to correct product problems in accordance with lead times stated in Appendix 2. Fixes may be supplied as Software Maintenance Releases, temporary patches and/or work-arounds. CNS will have no obligation to act on Problem Reports that are requests for product enhancements or for errors resulting from alterations or modifications to the hardware or software not made or recommended by CNS.

All fixes will be thoroughly tested on Supplier Test Environment before applied to Purchasers system.

Updates and patches will be supplied with documentation which defines how software and/or hardware corrections are applied to the equipment in a live office setting and test procedure prior to install of the update or patch with exception of the emergency updates or patches when documentation will be delivered immediately after implementation.

CNS will aim to resolve problems promptly and without delay in accordance with the resolution times defined in section 2 of this Appendix. In case of critical problems CNS experts will work continuously with the highest priority until the normal operation of the System is restored. If an emergency situation cannot be resolved in a reasonable time frame, CNS will dispatch an expert engineer to the Purchaser's site. The objective is to resolve problems within resolution time, provided the following conditions exist:

- spares kit as recommended by CNS has been purchased by the Purchaser and exists on site.
- there is a CNS trained Purchaser engineer on site who is CNS certified to perform Tier II activities.
- the Purchaser provides CNS access to dial into the site via a dedicated phone line and/or an active X.25 data line.

The objective for resolution of Minor Problems is by the next Software Maintenance Release. SW Maintenance Releases are usually released twice a year.


                                                                            17 |

                                                                      APPENDIX 3

                            SOFTWARE SUPPORT SERVICE

1. Software Update Services

As new features and permanent solutions or fixes for known software problems are developed, they will be incorporated into planned software update releases and periodically distributed to Purchaser. Updates will be generated in a form consistent with Supplier published user software documentation. A Release Guide will be distributed with each update describing the features and fixes contained in the update. Updates will include all available product fixes and feature enhancements common to all Purchasers of Supplier.

Software versions that may be produced and maintained specifically for Purchaser are excluded from Software Update Services under this plan and shall be individually negotiated with regard to development and update services. Software Update Services include fixes to existing software products previously purchased by Purchaser. Software Update Services do not entitle Purchaser to new software upgrades or to use new software products that may from time to time be introduced by Supplier, and which must be purchased according to prices, license terms and conditions and availability as set forth in separate product announcements. The update will be performed either remotely over modem from Supplier's support center or personally by CNS engineer, if required. Purchaser's representative on site presence and assistance is required.

2. Software Documentation update service

Supplier will provide Purchaser with the following documentation:

o One hard copy and one soft copy (generated using Supplier's existing software tools) of all available manuals and/or manual updates relating to equipment purchased from Supplier.

o     Documentation on the functionality provided by the software

o     Documentation describing all hardware configurations required.

o     Documentation describing any limitation that the software may have.

o     Documentation describing the problems fixed in the current release.

o Documentation describing any known exceptions or outstanding problems related to current release.

o     Documentation on installation commissioning procedures.

o     Itemized list of tests executed and its results.

o Specialized itemized list of tests which needed to be executed to verify correction for problems resolved in an upgrade.

o     Description of test equipment used during integration.

o Updated Acceptance Test Procedure recommendation - ATP. Initial product delivery ATP will be updated to reflect new system functionality.

3. Supplier Responsibilities

The Supplier shall use its best efforts and without undue delay, correct or replace any part of the Software application found to cause a measurable deviation from the Software functionality and which is of an Emergency character.

The Supplier shall correct any part of the Software application, found to cause a measurable deviation from the Software functionality and which is not of an Emergency character, by supplying the Purchaser with Software Updates in accordance with the agreed schedule.

The Supplier shall test, prior to supply, all Software Updates on a for Purchaser appropriate System test plant.

The Supplier shall also provide System upgrades by offering new or enhanced functionality. These upgrades shall be offered on case-by-case basis.


                                                                            18 |

The Supplier undertakes to keep an updated version of the System Application Software and all relevant documentation at the Supplier's Support Center.

The new Software Update including the documentation will be saved in the software library of the Supplier.

The Supplier shall answer queries on live applications.

The Supplier shall provide technical information on the installed application.

4.    Purchaser Responsibilities

In case the Purchaser's Maintenance Team, despite its best efforts, is unable to resolve a problem, the Purchaser shall fill in the Trouble Report form, use the Help Line Service as described in Appendix 6 or, in an Emergency Situation, use the Emergency Service as described in Appendix 5.

The Purchaser undertakes to comply with Suppliers written instructions concerning disposal of defective or outdated Software Application.

5.    Software Update Package

A software update is supplied by the Supplier to correct faults in the software. The update usually consists of only those modules affected by the fault. It is tested and verified by Supplier before being implemented on live systems.

The implementation process is as follows:

The Supplier issues a Purchaser release notification containing details of the update and an implementation plan. The implementation plan will contain the implementation instructions and the resources required for the update two (2) weeks in advance, notify the Software Update availability date to Purchaser.

If the update is to be applied outside normal working hours, the Purchaser contacts Supplier to discuss an implementation date, which will be subject to availability of support engineers.

The Purchaser writes the date of installation on the Purchaser Release Notification, signs it and returns it to Supplier. This acts as formal approval for the update to go ahead. The update then proceeds according to the implementation plan.

Should an emergency fix need to be applied to the system in order to restore service (especially outside normal working hours) then the approval may be given verbally by the Purchaser and written approval obtained afterwards.

The Supplier shall implement and/or install the Software Updates free of charge to the System after Purchaser's approval within one (1) week.

The Purchaser will issue the Software Update Acceptance Report to the Supplier within three (3) weeks after Software Update installation.

6.    Software upgrade package

A software upgrade package is supplied by the Supplier to enhance System functionality and capability and/or offer new functionality.
An implementation process will be agreed on by the Parties on a per case basis.


                                                                            19 |

                                                                      APPENDIX 4

                    HARDWARE MAINTENANCE AND SUPPORT SERVICE

Hardware Maintenance Support and Parts Repair Service will be covered by the Supplier and it will be available 24 hours a day, seven days a week.

1. Hardware Repair

Faulty parts will be repaired or replaced by CNS. CNS may, at its option, repair or replace any faulty part with a factory reconditioned part, which CNS undertakes will perform as well as a new part.

Each party will be responsible for its country customs clearance and one way shipping costs. The shipments of parts must conform with the RMA procedures. All shipments made by CNS or the Purchaser shall be made DDU destination (Incoterms, 1990).

2. Replacement of faulty part - Critical Problem

CNS will maintain a reasonable emergency stock of spare parts at their factory locations and other locations. In the event the Purchaser requests the replacement of a faulty part causing a Critical problem, CNS will ship the replacement part from the nearest stocking location to the Purchaser by express courier within 24 hours of receiving the request. All such shipments will be made DDU (In, 1990). The Purchaser will ship the faulty part to CNS by courier DDU within ten business day after requesting a replacement part.

3. Advanced replacement - Non Critical Problem

Purchaser may request the advance replacement of a faulty part which is not causing a Critical problem. The Purchaser must ship the faulty part by courier to CNS. CNS will ship a replacement part in such circumstances within 14 days of receiving a request from the Purchaser. This service may be purchased separately by the Purchaser.

4. Cross Shipment

The faulty part must be shipped via express carrier to Supplier within ten days after its replacement by new one received from Supplier and after verification of its proper functionality.

5. Field Change Order

FCO Repairable parts received for repair will be updated with all relevant Field Change Orders ("FCO") at no additional charge. This applies also to "no trouble found" parts.

6. Repair turn around time

Turn around time for repaired parts is 30 days from the time when received at Supplier's repair center until shipped back to the Purchaser.

In case of OEM equipment (such as DEC equipment) serviced by local OEM authorized service center, faulty part replacement will be made available immediately. Agreement covering OEM equipment will be concluded between OEM Supplier and Supplier.

7. Warranty

For all repaired/replaced parts by CNS applies 24 months HW warranty.

8. RMA Procedure

8.1 Return Authorization

Before returning any equipment, part or material, the Purchaser must obtain a Return Material Authorization number - RMA - from the CNS Support Center by calling the Hot line. RMA numbers will be issued only if the part return is authorized by a Support Engineer. The engineer will verify that maximum information is collected in order to provide appropriate problem analysis. The RMA number must be clearly marked on the returned item, package and shipping documents. (Parts not under warranty must have a Purchaser PO attached.).

8.2 Packaging

                                                                            20 |

All returned items must be packaged in accordance with proper industrial standards.

8.3 RMA Documentation

The following procedures are designed to ensure the efficient handling of repair parts.

STEP 1 Classify The Parts To Be Returned As:

Warranty repair (when the System is under warranty).
Normal repair (when the System is covered by a Support Service Contract).

This classification is necessary because the value of returned parts for customs purposes depends on such a classification. A PO is necessary when the part is not under warranty or covered by a valid support agreement.

STEP 2 For Each Product, Unit, or Part Define:

Part or unit number.
Issue a PO if needed.
Description of the specific fault of Product, Unit or Part.

STEP 3 Request Return Authorization:

The request must supply the information defined in STEP 1 and STEP 2 for each part or unit to be returned. Request Return Material Authorization by Telephone or Fax:
   Comverse Network System Inc.
   Attn.:  Customer Support Services
   Telephone: TAC +972-3-645-2261
   Fax: TAC +972-3-645-2465

STEP 4 Return Authorization From CNS

CNS will supply the Purchaser with:

RMA - Return Material Authorization Number(s)

Value of the parts to be returned for custom purposes The Purchaser will need this data to complete the documentation required when returning part to CNS (STEP 5).

STEP 5 Return Of Parts

The parts must be returned by PROFORMA-invoice stating
Return Material Authorization Number(s)
Part numbers, names
Serial Number of each part!
Value for customs purposes
Weight of total package
The following statements must be marked on the PROFORMA-invoice:
"RETURN For WARRANTY REPAIR"
  or
"RETURN For REPAIR"
  and
"VALUE STATED FOR CUSTOMS PURPOSES ONLY"


                                                                            21 |

                                                                      APPENDIX 5

         EMERGENCY SERVICE / HOT LINE TAC (Technical Assistance Service)

1. General

The purpose of this service is to provide a fast and efficient method of resolution of critical and major problems/errors relating to operation of Supplier's products.

Supplier's Support Hot Line is accessible by Telephone, Fax or Email and operates 24 hours a day, seven days a week. The support is available to Purchaser's System Supervisor or other authorized similarly qualified, Supplier's trained and certified engineers.

This service is only available on systems in operational use and the connection to the associated live networks. The service covers:
o restoration of live service after a service effecting incident - Severity Level 1 and Severity Level 2 problems only

The service does not cover:

o     other services provided by the Help Line
o problems or testing of systems which are added to a live network but are not yet in live use
o     test systems.

The Supplier shall at any time in an Emergency situation and when requested by the Purchaser provide the Purchaser with the Emergency service consisting of telephone support and/or on-site support described below. This service is available twenty-four (24) hours a day, seven (7) days a week.

If the Purchaser requires an Emergency visit (Call-out), such has to be ordered by fax by the Purchaser at the fax number listed in Appendix 13.

2. Supplier' s Responsibilities

Supplier will receive by telephone Purchaser's notification of Emergency situation and give recommendations to Purchaser regarding localization and/or remedy of such a fault.

Supplier's System Expert shall revert the call as soon as possible, but not later than within defined response time as defined in Appendix 2.

Supplier will upon Purchaser's request submit an expert for an On-site visit (Call-out) in case of problems which cannot be solved by the Telephone Support service. On-site visit (Call-out) indicates to the Supplier that the Purchaser requires attendance at a Site.

Supplier's expert(s) shall be ready to dispatch to a Site within 3 hours and be on Site in Bratislava within twenty four (24) hours counting from the moment of Purchaser's liaison officer request for Call-out in Emergency situation - depends on the flight availability

The Supplier shall make all reasonable efforts to maintain the performance of the system at highest possible level by means of remote access until the expert arrives to Site in question. On arrival to Site the expert shall assist the Purchaser as follows:

o     analyze the fault situation and advice Purchaser's staff accordingly.
o consult with Purchaser's staff concerning actions to be taken to rectify and/or improve the situation.
o carry out the work that is necessary to rectify the situation, or if agreed, give instructions for the work to be undertaken by Purchaser's staff to rectify the situation, and save the activities in the log file.

Within 3 working days after the return from the On-site visit (Call-out), a report to the Purchaser shall be supplied in writing. This report shall include the actions taken and the instructions or recommendations given to the Purchaser.

3. Purchaser's Responsibilities

Purchaser shall give the Supplier's Experts appropriate access in order for them to perform their obligations. Purchaser's expert shall be present during the emergency On-site visit.


                                                                            22 |

Purchaser shall provide the Supplier with all the relevant information including the proceeding Maintenance Team activities, related to the Emergency Situation. The information should be given via telephone, fax, dial up modem, X.25 network or e-mail.

Purchaser shall provide modem access for the Supplier's experts.

4. Emergency Service Procedures

The procedure for invoking either telephone or on site support under this Agreement is as follows:

In an Emergency Situation, the Purchaser's System expert on duty, shall call the Emergency number as stated in Appendix 13.

When Supplier engineer revert emergency call, Purchaser will have available the following information:
o     severity level as defined in Appendix 2
o     contact name and telephone number
o     company name
o     site location
o     detailed problem description

Purchaser's engineer call will be logged by Hot Line personnel. Hot Line personnel dealing with the inquiry shall provide their name, as a contact of the inquiry to the Purchaser.

Supplier support engineer will contact Purchaser's personnel within the defined response times, agree the severity level and progress the call.

If required the Supplier's support engineer will log in to the system remotely and start the recovery action until the system is restored to the normal operational condition. The actions will be performed in accordance with Problem Investigation Process chart as defined in Appendix 10.The Supplier's support engineer will obtain approval from the Purchaser engineer for all necessary actions which will affect the system performance e.g. stopping and starting the system. The primary objective of the on-call engineer is to restore service.

If required fax or e-mail contact will be ensured on both sides on the phone numbers or e-mail addresses as specified in Appendix 13.

On resolution of the problem, the Purchaser engineer shall conduct tests and agree with the Supplier engineer that the resolution is accepted.

The emergency service action is said to be complete when normal operational condition is resumed or agreement is reached on an acceptable working level. Note that follow-up actions and further investigation may take place on the next working day.

For all faults will be submitted a Trouble Report by Purchaser, the Supplier is obliged to prepare Trouble Report Answer within 24 hours after service restoration.

Upon resolution of a problem, the Purchaser will be contacted and informed about the solution. The Trouble ticket will not be closed until the Purchaser has positively confirmed the problem resolution.

Telephone support [pager] is the first stage to solve any Emergency situation.

Telephone support can be escalated to On-site support by the Purchaser when Supplier is not able to resolve the problem remotely or after mutual agreement.

On site support shall be considered completed when a reasonable solution of the Emergency situation is reached or when an Emergency situation no longer is at hand.

The Purchaser's liaison officer has to confirm the request for on-site support by Telefax within one (1) working day from the request. The liaison officer shall provide Supplier with information regarding address to Site, contact person on Site, and telephone and fax numbers to Site.

In the event that the procedures detailed in this item fail, which means for any reason the Supplier has not been able to get in contact with Purchaser within thirty (30) minutes from the initial emergency request,


                                                                            23 |

Purchaser should refer to the latest Escalation Plan provided by Supplier and call or page the numbers listed, starting at the top of the list, until contact is made as defined in Appendix 11.

If the main telephone number is not answered promptly because of technical or other difficulties, alternate support telephone numbers provided below can be called. For follow-up purposes, CNS will issue a Trouble Ticket Number. During CNS's Normal Business Hours, calls will be answered live. Outside CNS's Normal Business Hours, access is available through voice mail that will page an engineer on call, who will return the call promptly. Support outside CNS's Normal Business Hours is mainly intended for handling critical problems. Support is available only to System Supervisors and other similarly qualified, CNS trained and certified personnel.

5. Problem Analysis

The Purchaser will provide and install such reasonable troubleshooting tools as may be suggested by CNS in the course of problem investigations, and will cooperate fully with CNS in the problem identification and analysis process.

6. Recovery Report Analysis

Purchaser shall forward Recovery Reports generated from systems in Purchaser's installed base to CNS. CNS will analyze all Recovery Reports. In the event that a hardware fault is discovered or suspected by such analysis, CNS shall immediately initiate corrective actions. A software specialist will also review these reports. Usually individual report analysis does not lead to conclusive software problem identification. Software problems may be identified through the analysis of a series of reports, and all conclusive results of such analysis and related details will be reported to the Purchaser when available. Resulting fixes will be embodied in future SW Maintenance Releases as appropriate

7. Loggers Analysis

From time to time, CNS may recommend the activation of event loggers that are incorporated into the System and which may be monitored and collected by an external computer as part of the problem analysis process. Purchaser shall forward the reports of such loggers to CNS for analysis. All conclusive results of such analysis will be reported to Purchaser when available, and resulting fixes will be embodied in future SW Maintenance Releases as appropriate.

8. Problems Verification and Analysis

CNS will attempt, based on information obtained from the Purchaser and information collected via remote access to reproduce reported problems on its test systems.


                                                                            24 |

                                                                      APPENDIX 6

                                HELP LINE SERVICE

1. General

Help Line always acts as a first point of contact for the Purchaser's engineer, in accordance with Appendix 10.

This service is applicable for telephone consultations and day-to-day guidance regarding technical issues to reach an ongoing faultless operation and maintenance of the Hardware as well as Software delivered to the Purchaser (also referred to as Help Line). The Help Line is available during Normal Working Hours.

Answers will be given to, for example but not limited to, questions regarding the use of the delivered System Node and documentation as well as general advice regarding submitted Problem Reports. This service will also assist in diagnosis of faulty equipment.

Emergency matters are handled separately through the Emergency Service as described in Appendix 5.

2. Other services covered by Help line

2.1 Applications Consulting

Supplier's experts will provide applications consulting services and assist in setup of specific applications.

2.2 System Operation

Supplier's experts will answer questions and assist in operation of the system.

2.3 Maintenance consultation

Supplier's experts will assist and answer questions regarding any maintenance issues and assist in the following activities via remote access.

2.4 Software update installation assistance

Supplier's engineers will assist the Purchaser in installation of software updates. Not all software updates are recommended to be performed remotely.

2.5 Adjustments of parameters

Supplier's experts will assist the Purchaser in adjustment of system parameters.

2.6.Diagnostics

Supplier's expert will assist the Purchaser in performance of system diagnostics.

2.7 Reports

Supplier will issue a monthly report of all open and closed calls for the period and their status. Upon request Supplier will issue the report on a weekly basis.

2.8 Documentation

Supplier will provide Purchaser with one hard copy and one soft copy (generated using Supplier's existing software tools) of all available maintenance manuals and/or manual updates relating to each system purchased from Supplier.

Supplier will provide Purchaser with all relevant technical, product and marketing bulletins as may be issued from time to time related to Supplier products, applications and markets.


                                                                            25 |

                                                                      APPENDIX 7

                               OPTIONAL SERVICES

Below follows some examples of Services that may be offered by the Supplier and ordered by the Purchased in accordance with this Agreement if mutually agreed by the parties.

      1.    PURCHASER TRAINING SERVICE
      2.    INSTALLATION SERVICE
      3.    SW UPGRADE SERVICE
      4.    LABOR SERVICES (system moves, reinstallation)
      5.    ENHANCEMENTS

The price for the above services is to be agreed at the time of order.


                                                                            26 |

                                                                      APPENDIX 8

                             TROUBLE REPORT SERVICE

1.    General

The purpose of Trouble Report handling is to provide Purchaser with solutions for problems detected during operation of the system, as soon as possible. Supplier will provide this service in accordance with the following.

This service will provide Supplier's world-wide experience to process Trouble Report Service regarding malfunctions detected during operational service of the System, and to come up with answers and solutions to these requests.

2.    Trouble Reports

Trouble Reports shall be filled in by the Purchaser in accordance with Appendix
9. The Trouble Report shall be sent via fax or e-mail to the Supplier - Help Line with copy to Team Leader and Project manager. The Purchaser shall control the reports to prevent incorrectly completed and badly written or duplicated reports according to the Purchaser's Procedures.

The Supplier shall send a Trouble Report receipt acknowledgement to Purchaser within 24 hours after its receipt. Any Trouble Report which has not been completed by the Purchaser in accordance with agreed procedures and format, will be rejected by the Supplier and it will be announced to Purchaser. In such case the Purchaser must complete and re-submit the Trouble Report.

When a Trouble Report is resolved, Supplier fills in the Supplier reference and action description and returns it back to the Purchaser.

If a formal fix is required for permanently resolving the Problem Report, Supplier will indicate in the action description the time when the patch or fix will be available.

A Trouble report can also be used as a formal written mechanism for reporting events on the system which are not the result of faults or problems.

3.    Trouble Report Class

The Trouble Reports shall be classified by the Purchaser by severity levels as specified in the Appendix 2.

4.    Fault Report Handling

On the 5th working day of each month Supplier will provide to the Purchaser a Summary of Trouble Status Report. It will show the number of Trouble Reports completed and not completed.

This Summary of Trouble Status Report will apply for Trouble Reports registered on and after this Agreement comes into force.

The Trouble Report response means that an answer has been delivered to Purchaser for the actual problem. The answer may be a temporarily fix, a permanent fix, or any other remedy that solves the problem or an explanation if a solution can not be provided. In case of temporarily solution, that solution will be replaced by a permanent solution.


                                                                            27 |

                                                                      APPENDIX 9

                               TROUBLE REPORT FORM

Problem Report Number:

Title:

Contact Name and Number:

Company:

SW release:

Date:

Time:

Severity:

Length of Outage:

Description:

Comverse Contact Name and Number:

Comverse Response:

NOTE: Trouble Report number will be in following format: XX / YY, where XX represents consecutive number of Trouble Report and YY represents year


                                                                            28 |

                                                                     APPENDIX 10

                          PROBLEM INVESTIGATION PROCESS

                               [GRAPHIC OMITTED]


                                                                            29 |

                                                                     APPENDIX 11

                              ESCALATION PROCEDURES

1.    Purchaser Escalation Procedure

If a Purchaser does not feel that the correct priority has been assigned to their Problem Report, or that Supplier is not dealing with a problem with the urgency that it requires, then the problem will be escalated within the Supplier's company in following sequence:
o     Area Support Manager
o     Project Manager
o     CSS Director Global Account Manager
o     AVP Purchaser Support Services

Contact numbers are in Appendix 13

2.    Comverse Escalation Procedure

The problem report will be escalated to the Area Support Manager if the support engineer believes that a resolution cannot be achieved within the defined timescales, or if additional resources are required from outside the support team to resolve the problem. The Area Support Manager is then responsible for obtaining the additional resources and for further escalation if necessary.

The Area Support Manager will invoke task force management if necessary, to resolve a service-Effecting problem.


                                                                            30 |

                                                                     APPENDIX 12

               OPERATIONAL PERFORMANCE MONTHLY DISTURBANCE REPORT

1.    Introduction

Operational statistics are prepared by the Purchaser and supplied to the Supplier as a basis for improvements of product and service quality.

The value of the disturbance reporting is dependent on the accuracy of the data reported and the use of standard reporting format.

The standard report form shall be used when reporting monthly disturbances in the System.

The report should be send latest by the fifth of the month following the reported month to the Supplier by fax or by mail to the contact addresses defined in Appendix 13.

2.    Content of Monthly Disturbance Report

- System name, prepared by, date

- System load during busy hour

- Period

- Problem Report number - open, cleared, closed

- Additional information, comments

- Load of signaling links


                                                                            31 |

                                                                     APPENDIX 13

                     CONTACT ADDRESSES AND TELEPHONE NUMBERS

Comverse Network Systems.: 29 Habarzel St., Tel-Aviv 69710, Israel

CNS Hot Line / Emergency Service (24 x 7):

      ------------------------------------------------------------------------
      Technical Assistance Center number:              +972-3-645-2261
      ------------------------------------------------------------------------
      Technical Assistance Center fax number:          +972-3-645-2465
      ------------------------------------------------------------------------
      email:                                      Call_center@icomverse.com
      ------------------------------------------------------------------------
      CNS Help Line number:                            +972-3-645-2261
      ------------------------------------------------------------------------
      Alternative emergency support number:            +420-602-261842
      (Czech Republic)
      ------------------------------------------------------------------------

Contact numbers for escalation procedures:

-------------------------------------------------------------------------------------------------------------------------
Level                        Name          Tel. # Mobile         Tel # Office                 E-Mail
-------------------------------------------------------------------------------------------------------------------------
Area Support Manager    Zdenek Zadnik      +420-602-261842      +420-2721-2341        zdenek_zadnik@icomverse.com
-------------------------------------------------------------------------------------------------------------------------
Project Manager           Zeev Peled       +972-54-32-5700      +972-3-765-5700         zeev_peled@icomverse.com
-------------------------------------------------------------------------------------------------------------------------
CSS Director Global    Ophir Solonikov     +48-603-692365       +972-3-645-4980       ophir_solonikov@icomverse.com
Account Manager
-------------------------------------------------------------------------------------------------------------------------
AVP Customer Support    Ido Elad           +972-54-23-527       +972-3-765-527           ido_elad@icomverse.com
Services
-------------------------------------------------------------------------------------------------------------------------

Hardware Repair Service

Comverse Network Systems
Attn.: Customer Support Services
29 Habarzel Street
Tel Aviv, Israel, 69710

EuroTel Bratislava a.s.:

Delivery EuroTel Bratislava a.s., Jarosova 1, PO BOX 54, 830 08 Bratislava, Slovak Republic

Invoices    EuroTel Bratislava, a.s., Karpatska 8, 811 05 Bratislava, Slovak
            Republic

EuroTel Operation Manager

   Tel.:
   Fax.:
   e-mail:

EuroTel engineers:

   Name:
   Tel.:
   Fax:            +421 7 257 644
   e-mail:


                                                                            32 |

                                                                     APPENDIX 14

                               STATUTORY HOLIDAYS

Slovak Republic:

1 January
6 January
Easter Holidays in their variability in current year (including preceding Friday and following Monday)
1 May
8 May
5 July
29 August
1 September
15 September
24&25&26 December


                                                                            33 |

                                                                     APPENDIX 15

                       HW and SW covered by this Agreement

1. Support Plan Pricing Table

Eurotel Bratislava (Slovakia)
Date Updated               6-Mar-00
Service Fee                     12% /year
Service Flat Fee                12,000 /year

------------------------------------------------------------------------------------------------------------------------------------
System              MB         P.O. No.            Invoice No.  Invoice Date  Invoice Price   Installation     Support      Discount
Description         No.                                                                        & Training      Services
------------------------------------------------------------------------------------------------------------------------------------
VMS                 200    LOI Dated Feb 6th 1998  990119        22-Mar-98    2,007,864         144,568         148,404           --
------------------------------------------------------------------------------------------------------------------------------------
Exp. 1              50        1A/1998/632          990724        20-Dec-98      390,190          24,816               -       48,226
------------------------------------------------------------------------------------------------------------------------------------
Service Flat Fee                                                                     --              --               -           --
------------------------------------------------------------------------------------------------------------------------------------
Total Post Warrenty                                                           2,398,054         169,384         148,404       48,226
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                  Post Warranty Cost
System             Service
 Value           Begin Date
---------------------------------------------------------------------------------------------------------------
                                 Q2/00       Q3/00        Q4/00        Q1/01       Q2/01        Q3/01   Q4/01
---------------------------------------------------------------------------------------------------------------
1,714,892        28-May-00      19,362       51,447       51,447      51,447       51,447      51,447   51,447
---------------------------------------------------------------------------------------------------------------
  413,600        15-Feb-01          --           --           --       6,204       12,408      12,408   12,408
---------------------------------------------------------------------------------------------------------------
       --                        1,129        3,000        3,000       3,000        3,000       3,000    3,000
---------------------------------------------------------------------------------------------------------------
2,128,492                       20,491       54,447       54,447      60,651       66,855      66,855   66,855
---------------------------------------------------------------------------------------------------------------

This calculation of Quarterly support fees is based on Systems installed as of 06-03-00. In the event that Eurotel Bratislava acquires additional Systems or expansions in the future, additional quarterly charges will be calculated based on the formula set out in the Support Plan Pricing Table shown above.

2. HW and SW
                                        Mail Boxes               200,000
                                        Ports                      360
                                        Mirrored Storage Hours    1,800

Voice Processing & Storage
----------------------------------------------------------------------------------------------------------------------------
INfinity v3.0 Base                                             INF3.0                1           $15,142          $   15,142
MMU 8500 Base                                                  MMU85                 6           $15,000          $   90,000
30 Port Digital Trunk Module (E1)                              DTM30                12            $9,600          $  115,200
8 Port Line Processor Module                                   LPM8                 48           $10,080          $  483,840
MSU 8500 Base                                                  MSU85                 4           $18,000          $   72,000
Hard Disk Drive 250 Hours - HW                                 HDD250                8            $6,400          $   51,200
Storage License 50 Hours                                       STL50                27            $7,200          $  194,400
HSBN up to 180 ports                                           HSBNS                 0            $5,904          $       --
HSBN up to 480 ports (for >  180 ports)                        HSBNL                 1           $17,696          $   17,696
HSBN 240 port increments  for >480 and up to 1680 ports        HSBN-INC240           0            $4,896          $       --
Prompt Language Development Assistance (per language)          PLD                   1           $10,000          $   10,000
SS#7 Fault Resilient Call Control Server                       C7R-CCS               1           $56,000          $   56,000
SS#7 Fault Resilient Base SW License (incl. op. sys.)          C7R-OSL               1           $32,000          $   32,000
SS#7 Fault Resilient Signaling Link Module (up to 4 links)     C7R-SLM4              1           $10,800          $   10,800
SS#7 Fault resilient 4 Links SW License (up to 4 sig. links)   C7R-4LL               1           $11,200          $   11,200
----------------------------------------------------------------------------------------------------------------------------
Sub-Total for Voice Processing & Storage                                                                          $1,159,478

Central Administration
----------------------------------------------------------------------------------------------------------------------------
TRILOGUE Manager DEC HW & SW Model 60 Redundancy               TRMH60R               1          $106,512          $  106,512
TRILOGUE Manager 60 Disk Mirroring                             TRMH60M               1            $7,459          $    7,459
TRILOGUE Mgr OMAP Software License - 30 ports                  TRMS30               10            $3,600          $   36,000
----------------------------------------------------------------------------------------------------------------------------
Sub-Total for Central Administration                                                                              $  149,971

Alarm Procesor
----------------------------------------------------------------------------------------------------------------------------
Alarm Processor Base (INfinity v3.0), SW                       APB3.0                1           $18,000          $   18,000
Alarm Processor License per 30 ports                           APL30                10              $300          $    3,000
----------------------------------------------------------------------------------------------------------------------------
Sub-Total for Alarm Processor                                                                                     $   21,000

Disk Mirroring
----------------------------------------------------------------------------------------------------------------------------
Disk Mirroring Kit (SW & HW)                                   DMK                   4            $3,900          $   15,600
Hard Disk Drive 250 Hours - HW                                 HDD250                8            $6,400          $   51,200
----------------------------------------------------------------------------------------------------------------------------
Sub-Total for Disk Mirroring                                                                                      $   66,800

S/W Applications
----------------------------------------------------------------------------------------------------------------------------
Host Interface for Administration & Reports (CMISE over x.25)  HIA                   1           $55,000          $   55,000
GenLogue Infinity Software per 30 ports                        GNL30                10            $1,800          $   18,000
----------------------------------------------------------------------------------------------------------------------------

Mailbox License Module (2,500 mbxs.)                           MLM                  48            $1,500          $   72,000
----------------------------------------------------------------------------------------------------------------------------
Sub-Total S/W Application                                                                                         $  145,000

Fax Functionality
----------------------------------------------------------------------------------------------------------------------------
FaxLogue Infinity Software per 30 Ports                        FXL30                10            $1,500          $   15,000
2 Port Fax Interface Module                                    FIM2                  6            $1,800          $   10,800
----------------------------------------------------------------------------------------------------------------------------
Sub-Total for Fax Functionality                                                                                   $   25,800

Dynamic Fax Allocation
----------------------------------------------------------------------------------------------------------------------------
Dynamic Fax Allocation per Non-Fax Port                        DFA                  348             $240          $   83,520
----------------------------------------------------------------------------------------------------------------------------
Sub-Total for Dynamic Fax                                                                                         $   83,520

Installation                                                                                                      $  131,368

Extended Warranty (24 months)                                                                                     $  148,404

On-Site Training, 1 week,  10 people
Installation & maintenance Course
Introduction to Trilogue MMU Course
Trilogue Manager
Sales Edge 1
----------------------------------------------------------------------------------------------------------------------------
Total Training                                                                                                    $   13,200

Spare Parts
----------------------------------------------------------------------------------------------------------------------------
SS#7 Call Control Server - Spares Kit                          C7-CCS-SK             1            23,731              23,731
HSBN (Red. Hub 'Madge') - Spares Kit                           HSBN-SK               1             6,705               6,705
MMU/MSU 8500 Base Small Spares Kit                             M85S-SK               1            12,733              12,733
Spare Parts kit for TRM60                                      TRMH60-SK             1            11,893              11,893
Spare Parts kit Add-on TRM60 Redundant                         TRMH60R-SK            1              8261                8261
----------------------------------------------------------------------------------------------------------------------------
Sub-Total for Spare Parts                                                                                         $   63,323

----------------------------------------------------------------------------------------------------------------------------
Price Summary:                                                                                                        Price
----------------------------------------------------------------------------------------------------------------------------
Voice Processing and Storage HW and SW                                                                            $1,159,478
Central Administration                                                                                            $  149,971
Alarm Processor                                                                                                   $   21,000
Disk Mirroring HW and SW                                                                                          $   66,800
Software Applications                                                                                             $  145,000
Sub-Total for Fax Functionality                                                                                   $   25,800
Sub-Total for Dynamic Fax                                                                                         $   83,520
Extended Warranty (24 months)                                                                                     $  148,404
Installation and Testing                                                                                          $  131,368
Training                                                                                                          $   13,200
Spare Parts                                                                                                       $   63,323
----------------------------------------------------------------------------------------------------------------------------
Total                                                                                                             $2,007,864
----------------------------------------------------------------------------------------------------------------------------

Expansion of 50K Mailboxes for EuroTel Bratislava                                           Quantity    Unit Price   $ Total Price $
Number of Mailboxes / Subscribers:                                                           50,000
Total of Ports:                                                                                  90
Hours of Voice Storage:                                                                         400
Total number of MMU's:                                                                            2
Total number of MSU's:                                                                            1

Applications and Services

Mailbox License Module (2,500 mbxs.)                                       MLM                    20        1,680           33,600
VoiceLogue Package (Call Ans, Voice Msg'g, Virt Tel) - per
add'l MSU                                                                  VCL-AD                 1         1,200            1,200
Multiple Greetings - per add'l MSU                                         MGRT-AD                1         1,200            1,200
Family Mailbox - per add'l MSU                                             FMBX-AD                1         6,000            6,000
Call Return - initial MSU                                                  CRT-BAS                0        24,000                0
Call Return - per add'l MSU                                                CRT-AD                 0        12,000                0
FaxLogue Package (Virt Fax, Never Busy Fax) - per add'l MSU                FXL-AD                 1         1,200            1,200
GenLogue Package (Audiotex, Voice Forms) - per add'l MSU                   GNL-AD                 1         1,500            1,500

Management and Alarms - Software element

TRM Management & Alarms Package - per add'l MSU                            TRMS-AD                1         6,000            6,000
Activity Logging Package - per add'l MSU                                   ACT-AD                 1         3,000            3,000
Host Interface for Administration - per add'l MSU                          HIA-AD                 1         3,000            3,000
Host Interface for Alarms - per add'l MSU                                  HIL-AD                 1         3,000            3,000

MMU

MMU 8500 Base                                                              MMU85                  2        15,000           30,000
30 Port Digital Trunk Module (E1)                                          DTM30                  3         9,600           28,800
8 Port Line Processor Module                                               LPM8                  12        10,080          120,960
2 Port Fax Interface Module                                                FIM2                   1         1,800            1,800
Dynamic Fax Allocation per 2 Non-Fax Port                                  DFA2                  88           480           42,240
Internal Switch Option (ICS), per MMU                                      ISW-BAS                2         2,400            4,800

MSU and Storage

Storage License - 50 Hours                                                 STL50                  8         7,200           57,600
MSU 8500 Base                                                              MSU85                  1        18,000           18,000
MSU 8500 - Redundant Unit                                                  MSU85R                 1        18,000           18,000
MSU 8500-Software to Support Redundancy (for each R-MSU)                   MSU85RS                1         6,000            6,000
Hard Disk Drive 250 Hours - HW                                             HDD250                 2         6,400           12,800
Disk Mirroring Kit (HW & SW)                                               DMK                    1         3,900            3,900

CCS  SS#7

SS#7 SW Capacity Upgrade License (for each additional 50K BHCA)            C7-OSL-CAP           0.3        30,000            9,000

Installation                                                               INST                   1        24,816           24,816

Total                                                                                                                      438,416
EuroTel Discount                                                                                                           -48,226
Grand Total                                                                                                           390,190.24 $